SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                                  ------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            UNUMPROVIDENT CORPORATION
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             (Exact name of registrant as specified in its charter)



              Delaware                                  62-1598430
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(State of incorporation or organization)                (I.R.S. employer
                                                        identification no.)
       2211 Congress Street
          Portland, Maine                                  04122
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(Address of principal executive offices)                 (Zip code)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective             Exchange Act and is effective
pursuant to General Instruction           pursuant to General Instruction
A.(c), please check the following         A.(d), please check the following
box.  |_|                                 box.  |_|

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class                  Name of each exchange on which
           to be so registered                  each class is to be registered
-------------------------------------------     -------------------------------
 Common Stock, par value $0.10 per share         New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of class)


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ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

            On June 30, 1999, UNUM Corporation, a Delaware corporation ("UNUM") merged (the "Merger") with and into Provident Companies, Inc., a Delaware corporation ("Provident"), with Provident as the surviving corporation in the Merger. In the Merger, Provident (a) changed its name to "UNUMProvident Corporation" ("UNUMProvident") and (b) adopted a new Restated Certificate of Incorporation (the "Charter"), which differs in material respects from Provident's Amended and Restated Certificate of Incorporation in effect prior to the Merger. The rights of security holders of UNUMProvident are summarized below.

            The foregoing description of the Merger and the adoption of the Charter is qualified in its entirety by reference to information set forth under the captions "Comparison of Stockholders' Rights" and "Discussion of UNUMProvident Certificate of Incorporation and UNUMProvident Bylaws" in Provident's Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on June 2, 1999 (the "Form S-4"). Pages 109 through 118 and 120 through 121 of the Form S-4 are incorporated herein by reference and copies of such pages are attached hereto as Exhibit 1.

AUTHORIZED CAPITAL STOCK

            The authorized common stock of UNUMProvident consists of 725,000,000 shares of common stock, par value $0.10 per share ("Company Common Stock").

            Each outstanding share of Company Common Stock will be entitled to participate equally in dividends when and as such dividends may be declared by the UNUMProvident Board of Directors (the "UNUMProvident Board") out of funds legally available therefor. As a Delaware corporation, UNUMProvident is subject to statutory limitations on the declaration and payment of dividends. In the event of a dissolution or winding-up of UNUMProvident, holders of Company Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors (including holders of UNUMProvident's indebtedness), all liabilities and the aggregate liquidation preferences of any outstanding shares of UNUMProvident preferred stock. The holders of Company Common Stock have no conversion, sinking fund, redemption, preemptive, cumulative voting rights or other call/assessment provisions. There are no restrictions on transfer of the Company Common Stock. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable.

            The holders of Company Common Stock are entitled to one vote per share for each share held of record on all matters voted on by stockholders, including the election of directors. The Charter provides that the UNUMProvident Board will consist of not less than 3 nor more than 15 directors, with the exact number to be determined from time to time by resolution adopted by the UNUMProvident Board. The Charter provides that the UNUMProvident Board will be divided into three classes with staggered three-year terms. In addition, the Charter provides that directors may be removed only for cause by the affirmative vote of the holders of 80% of the votes entitled to be cast by the holders of all outstanding shares of UNUMProvident entitled to vote, voting together as a single class. In order to amend the Charter, the Delaware General Corporation Law requires the UNUMProvident Board to adopt a resolution setting forth any amendment, to declare

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its advisability and to call a stockholder meeting to adopt such amendment.
Amendments to the Charter also require the affirmative vote of the holders of a majority of the outstanding stock, except that: (a) the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all outstanding shares of UNUMProvident entitled to vote, voting together as a single class, is required to amend, repeal or adopt provisions inconsistent with, those provisions of the Charter regarding: (i) management of UNUMProvident by the UNUMProvident Board and the size or the classification of the UNUMProvident Board; (ii) the prohibition on stockholders acting by written consent; or (iii) the power of the UNUMProvident Board and the stockholders to amend the bylaws; and (b) both (1) the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all outstanding shares of UNUMProvident entitled to vote, voting together as a single class, and
(2) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of UNUMProvident entitled to vote beneficially owned by persons other than "Interested Stockholders" (as described below), if any, voting together as a single class, is required to amend or repeal, or adopt provisions inconsistent with, those provisions of the Charter regarding "business combinations" with Interested Stockholders. The supermajority voting requirements described herein do not apply to any amendment, repeal or adoption recommended by the UNUMProvident Board, so long as the UNUMProvident Board consists of a majority of Continuing Directors. A "Continuing Director" is defined in the Charter as a member of the UNUMProvident Board (or his or her successor) who is not an affiliate of an "Interested Stockholder" and who was a member of the UNUMProvident Board before the Interested Stockholder became such.

            The Charter generally prohibits a "Business Combination" between UNUMProvident and any person who is the beneficial owner of 15% or more of the votes entitled to be cast by the holders of all then outstanding shares of UNUMProvident entitled to vote (an "Interested Stockholder"), or any affiliate or associate of UNUMProvident who has been an Interested Stockholder within the past two years prior to the date in question, unless such transaction is: (a) approved by the affirmative vote of (1) not less than 80% of the votes entitled to be cast by the holders of all outstanding shares of UNUMProvident entitled to vote, voting together as a single class; and (2) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of UNUMProvident entitled to vote, which are beneficially owned by persons other than such Interested Stockholder, voting together as a single class; or (b) approved by a majority of the Continuing Directors. The term "Business Combination" includes: (i) mergers and consolidations; (ii) certain transfers of company assets or securities; (iii) liquidation or dissolution; and (iv) reclassification, recapitalization or similar transactions that have the effect of increasing the percentage of stock owned by an Interested Stockholder.

            The Amended and Restated Bylaws of UNUMProvident (the "Bylaws") provide that special meetings of stockholders may be called by the Chairman of the Board, the Chief Executive Officer or the President and shall be called by any such officer at the request in writing of a majority of the UNUMProvident Board.

            The Bylaws may be amended by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all outstanding shares of UNUMProvident entitled to vote, voting together as a single class.

ANTI-TAKEOVER CONSIDERATIONS

            Certain provisions of the Charter and the Bylaws, such as those providing for the classification of the UNUMProvident Board, the requirement of stockholder action by meeting only, the restrictions on who may call special meetings of the stockholders, and the requirement of an 80% stockholder vote to amend certain provisions of the Charter and to amend the Bylaws, may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of UNUMProvident without negotiation with the UNUMProvident Board. This would enhance the ability of the UNUMProvident Board to attempt to promote the interests of all holders of Company Common Stock. However, to the extent that these provisions make UNUMProvident a less attractive takeover candidate, they may not always be in the best interests of UNUMProvident or the holders of Company Common Stock. None of these provisions is the result of any specific effort by a third party to accumulate securities of UNUMProvident or to obtain control by means of merger, tender offer, solicitation in opposition to management or otherwise.

            The provisions providing for the classification of the UNUMProvident Board will have the effect of making it more difficult to change the overall composition of the UNUMProvident Board. At least two meetings of stockholders will be required for stockholders to effect a change in a majority of the UNUMProvident Board. In addition, the Charter provides that directors may only be removed for cause by the affirmative vote of the holders of 80% of the votes entitled to be cast by the holders of all outstanding shares of UNUMProvident entitled to vote, voting together as a single class. The longer time required to elect a majority of the UNUMProvident Board and the high stockholder vote requirement to remove a director with cause is intended to help assure continuity and stability in the management of the business and affairs of UNUMProvident.

            The Charter provides that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the President, and are to be called by any such officer at the request of a majority of the UNUMProvident Board. The limitation of persons authorized to call a special meeting of the stockholders and the requirement that stockholder action be taken only pursuant to a meeting are intended to ensure that any action taken by the stockholders is not taken precipitously, and is only taken after giving opportunity for reasoned discussion among the stockholders and the management and directors of UNUMProvident.

            The provisions that require the affirmative vote of 80% of the stockholders to amend certain provisions of the Charter and the Bylaws are intended to prevent a large minority of UNUMProvident stockholders from being adversely affected by the amendment of key governance provisions contained in such documents.

            The foregoing description of the Charter and the Bylaws does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the text of such documents, which are filed as Exhibits 2 and 3, respectively, hereto and are incorporated herein by reference.


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ITEM 2.     EXHIBITS

            Pursuant to the instructions as to exhibits to Form 8-A, the following exhibits are being filed with this Registration Statement:


            1. "Comparison of Stockholders' Rights" and "Discussion of UNUMProvident Certificate of Incorporation and UNUMProvident Bylaws" on pages 109 through 118 and 120-121 of the Registration Statement on Form S-4, dated June 2, 1999 (Registration No. 333-79781).

            2.  Restated Certificate of Incorporation of UNUMProvident
                Corporation.

            3.  Amended and Restated Bylaws of UNUMProvident Corporation.




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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    UNUMPROVIDENT CORPORATION


                                    By: /s/ James F. Orr III
                                        ---------------------------
                                        Name:   James F. Orr III
                                        Title:  Chairman and Chief Executive
                                                  Officer



Dated: June 30, 1999

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